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                                                              Exhibit No. 99.1
                                                              ----------------





                         WOLVERINE TUBE, INC. ANNOUNCES
                  APPOINTMENT OF JOHN M. QUARLES AS INTERIM CEO

Huntsville, Alabama (March 31, 1997) - Wolverine Tube, Inc. (NYSE:WLV) today announced that on March 30, 1997, its Board of Directors has appointed John M. Quarles to serve as Interim Chief Executive Officer to replace Thomas B. Roller, who is no longer with the Company. Mr. Quarles currently serves as Chairman of Wolverine and had also served as Chief Executive Officer of the Company from October 1990 until September 1996. The Company intends to commence promptly a search for a new chief executive officer.

         Mr. Quarles stated, "We appreciate Tom's contribution to the Company and wish him well. I look forward to rejoining the strong Wolverine management team on an interim basis until the Board of Directors designates a successor. We will continue to focus on enhancing operating results by improvements in operations and customer service."

         Wolverine Tube is a leading North American manufacturer and distributor of copper and copper alloy tube. The Company believes that it offers the broadest product line of any North American tube manufacturer and focuses on custom-engineered, high value-added copper and copper alloy tubular products which enhance performance and energy efficiency in many applications. The Company also manufactures and distributes copper and copper alloy rod, bar and strip products.



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